NEWS RELEASE	2600 Citadel Plaza Drive P. O. Box 924133 Houston, Texas 77292-4133 Information: Richard Summers (713) 866-6050	Exhibit 99.1

Weingarten Realty Investors Announces 6% FFO Growth for Fourth
Quarter 2006 and Excellent Progress on Strategic Growth Plan

Houston, February 22, 2007 --- Weingarten Realty Investors announced today the results of its fourth quarter and year ended December 31, 2006, which included substantial progress on its long-term growth strategy. The highlights included:

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Net income available to common shareholders, on a diluted basis, for the fourth quarter of 2006 totaled $53.2 million, or $.59 per share, as compared to $.54 per share for the fourth quarter of 2005, an increase of 9%. For the year ended December 31, 2006, net income was $300.4 million or $3.27 per share compared to $2.31 per share a year earlier, an increase of 42%. The increase over the prior year was primarily the result of strong gains on sales of properties;

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Funds from operations (FFO), a non-GAAP financial indicator considered one of the most meaningful performance measurements within the REIT industry, on a diluted per share basis, was $.72 for the fourth quarter of 2006 compared to $.68 for the same quarter of the previous year, a 6% increase. For the full year, FFO per share, on a diluted basis, was $2.83 compared to $2.72 a year ago, a 4% increase;

•
The Company purchased ten shopping centers and three industrial projects during the fourth quarter, adding 1.2 million square feet to its portfolio representing a gross investment, including our joint venture partners’ interests, of $402 million. Gross acquisitions for the full year of 2006, including our joint venture partners’ interests, totaled a record $1.0 billion;

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As previously announced, two new strategic joint ventures were formed in the fourth quarter with two outstanding partners - TIAA-CREF Global Real Estate and AEW Capital Management on behalf of one of its institutional clients;

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Dispositions of non-core properties for the fourth quarter totaled 688,000 square feet, provided proceeds of $53 million, and generated gains of $27 million. Non-core property dispositions for the full year totaled $316 million and generated gains of $150 million;

•	Merchant development income for the fourth quarter totaled $1.7 million. For the full year, merchant development activities provided $6.9 million (net of tax) or $0.08 of FFO per share;

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Same-property net operating income increased 4.2% in the fourth quarter with the retail portfolio up 4.3%. During the quarter, the Company completed 283 new leases or renewals totaling 1.6 million square feet with an average rental rate increase of 10.3% on a GAAP basis or 8.2% on a cash basis;

•	As previously announced, subsequent to quarter-end, we issued $200 million of 6.50% Series F Cumulative Redeemable Preferred Shares;

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The Board of Trust Managers increased the cash dividend for 2007 to an annualized $1.98 per common share, up from $1.86 per common share paid in 2006, a 6.5% increase. The first quarter 2007 dividend of $0.495 per common share is payable on March 15, 2007 to shareholders of record on March 8, 2007. This extends the Company’s record of increasing the dividend to 22 consecutive years; and

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The Board of Trust Managers also declared dividends on the Company’s preferred shares. Dividends related to the 6.75% Series D Cumulative Redeemable Preferred Shares (NYSE:WRIPrD) are $0.421875 per share for the quarter. Dividends on the 6.95% Series E Cumulative Redeemable Preferred Shares (NYSE:WRIPrE) are $0.434375 per share for the same period. Dividends on the newly issued 6.50% Series F Cumulative Redeemable Preferred Shares (NYSE:WRIPrF) for this quarter are $0.20764 per share, prorated based on the settlement date of January 30, 2007. All preferred share dividends are payable on March 15, 2007 to shareholders of record on March 8, 2007.

Strategic Growth Plan
In the first quarter of 2006, we articulated a new long-term growth strategy with a planned three year implementation. The key elements of this strategy are as follows:

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A much greater focus on new development, including merchant development, with $300 million in annual new development completions beginning in 2009. Projected returns from our new development pipeline are approximately 9%.

•	Increased use of joint ventures for acquisitions including the recapitalization (or partial sale) of existing assets, which provide the opportunity to further increase returns on investment.

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Further recycling capital through the active disposition of non-core properties and reinvesting the proceeds into properties with strong barriers to entry within high growth metropolitan markets. This, combined with our continuous focus on our existing assets, produces a higher quality portfolio with higher occupancy rates and stronger internal revenue growth.

During 2006, we made excellent progress in the execution of this long-term growth strategy as described in the following sections on new development, acquisitions and joint ventures, and capital recycling.

New Development
Currently the Company has 30 properties in various stages of development, up from 10 properties under development at the end of 2005. We have invested $204 million to-date on these projects and, at completion, we estimate our total investment to be $650 million. These properties are generally slated to open over the next two years with a projected return on investment in excess of 9% when completed.

In addition to these projects, the Company has significantly increased its development pipeline with nine development sites under contract that have a projected final investment of $218 million. In addition to the nine development sites under contract, we have 22 development sites under preliminary pursuit.

Merchant development is a new program in which we develop a project with the objective of selling all or part of it, instead of retaining it in our portfolio on a long-term basis. The Company generated $6.9 million (after-tax) from this program in 2006 adding $0.08 of FFO per share.

“We are making excellent progress in new development including merchant development activities. During 2006, we tripled the number of properties under development and invested $167 million in our new development program. We are confident that we will achieve our goal of $300 million of annual completions beginning in 2009. We are also very pleased to have contributed $0.08 of FFO per share from merchant development activities in the first year of this new program and expect continued strong growth over the next three years,” stated Robert Smith, Senior Vice President and Director of New Development.

Acquisitions and Joint Ventures
In 2006, we completed a record $1.0 billion of acquisitions. Properties acquired in 2006 included 34 shopping centers and 6 industrial properties that added a total of 4.0 million square feet. During 2006, just over half of our acquisitions were through institutional joint ventures.

We formed the following new joint venture partnerships in 2006:

•	We acquired seven neighborhood/community shopping centers in South Florida in a new joint venture with TIAA-CREF Global Real Estate;

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In partnership with AEW Capital Management, on behalf of its institutional client, we acquired four grocery-anchored centers and two power centers in Oregon and Washington state, marking our entry into two desirable metropolitan markets - Portland, Oregon and Seattle/Tacoma, Washington;

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We also formed a joint venture with Mercantile Real Estate Advisors and its client, the AFL-CIO Building Investment Trust to acquire and operate industrial properties within target markets across the United States. The partners plan to invest an additional $375 million in total capital over the next two years.

“Acquisitions are critical to Weingarten’s growth and a key component of our strategy. However, intense competition for good quality assets has driven asset prices up and returns down. Partnering with institutional investors through joint ventures enables us to acquire high quality assets in our target markets while also meeting our financial return objectives. We benefit from access to lower-cost capital as well as leveraging our expertise to provide fee-based services, such as the acquisition, leasing, and asset management of properties, for these joint ventures,” stated Steve Richter, Executive Vice President and Chief Financial Officer.

Capital Recycling
During 2006, the Company sold 21 shopping centers and four industrial projects representing 3.6 million square feet. Sale proceeds from these dispositions totaled $316 million and generated gains of $150 million. The proceeds from these dispositions, combined with the joint venture program, provided more than 70% of the capital required for the 2006 acquisitions and reduced the need to issue additional common equity.

“Capitalizing on strong demand and favorable prices for real estate assets during 2006, we completed a record level of asset sales. Dispositions are part of an on-going portfolio management process where we prune our portfolio of properties that do not meet our geographic or growth targets and provide capital to recycle into properties that have strong barrier-to-entry locations within high growth metropolitan markets. Over time, this produces a portfolio with higher occupancy rates and stronger internal revenue growth. We are beginning to see the success of this strategy in the strong retail same store net operating income growth of 4.3% for the fourth quarter,” stated Johnny Hendrix, Executive Vice President/Asset Management.

Outlook
“We are making great progress in the implementation of the three year strategic plan we announced one year ago. Our accomplishments, as described above, include a substantial increase in new development, including merchant development activities, record levels of acquisitions and non-core asset dispositions, three new institutional joint venture partnerships that will have a total investment of nearly $1 billion when fully funded, and a significant improvement in the quality of our portfolio, producing stronger internal revenue growth. We delivered good financial performance in 2006 and raised the dividend for 2007 by 6.5%, extending our record of dividend increases to 22 consecutive years. We delivered a total return to shareholders (share price appreciation plus dividends) of 27.5% in 2006 and a compound total annual return of 15.0% for the 21 years since the company’s IPO in 1985. Two-thousand-six was a remarkably successful year in which we created the foundation for future growth while also exceeding our goals for the year.

For 2007, we will continue the aggressive implementation of our three year strategic growth plan. We expect to generate FFO per share in the range of $2.98 to $3.04. Our guidance includes the short-term negative FFO impact created by our substantial disposition program as well as the planned contribution of properties to new joint ventures. While these dispositions have a short-term negative FFO impact, it is a key part of this plan and will contribute to much stronger growth and profitability over the long-term. Overall, I am very optimistic about our ability to execute our strategic growth plan and, when fully implemented, to produce strong FFO per share growth,” stated Drew Alexander, President and Chief Executive Officer.

Conference Call Information
The Company also announced that it will host a live webcast of its quarterly conference call on Friday, February 23, 2007 at 10:00 a.m. Central Time. The live webcast can be accessed via the Company’s Web site at www.weingarten.com. A replay is also available through the Company’s Web site starting approximately two hours following the live call or can be heard by calling 877-519-4471, identification number 8298578 for the following 24 hours.

About Weingarten Realty Investors
As one of the largest real estate investment trusts listed on the New York Stock Exchange, Weingarten Realty Investors (NYSE:WRI) is focused on delivering solid returns to shareholders by actively developing, acquiring, and intensively managing properties in 22 states that span the United States from coast to coast. The Company’s portfolio of 389 properties includes 322 neighborhood and community shopping centers and 67 industrial properties, aggregating 47.5 million square feet. Weingarten has one of the most diversified tenant bases of any major REIT in its sector, with the largest of its 5,500 tenants comprising less than 3% of its rental revenues. To learn more about the Company’s operations and growth strategies, please visit www.weingarten.com.

Forward-Looking Statements
Statements included herein that state the Company’s or Management’s intentions, hopes, beliefs, expectations or predictions of the future are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995 which by their nature, involve known and unknown risks and uncertainties. The Company’s actual results, performance or achievements could differ materially from those expressed or implied by such statements. Reference is made to the Company’s regulatory filings with the Securities and Exchange Commission for information or factors that may impact the Company’s performance.

Financial Statements
Weingarten Realty Investors
(in thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
STATEMENTS OF CONSOLIDATED INCOME AND	2006	2005	2006	2005
FUNDS FROM OPERATIONS	(Unaudited)		(Unaudited)
Rental Income	$144,380	$128,799	$554,361	$504,034
Other Income	2,227	1,168	7,019	6,367
Total Revenues	146,607	129,967	561,380	510,401
Depreciation and Amortization	33,446	30,914	127,613	117,062
Operating Expense	27,632	21,583	91,422	76,630
Ad Valorem Taxes	14,057	13,606	65,528	58,923
General and Administrative Expense	7,301	4,256	23,801	17,379
Total Expenses	82,436	70,359	308,364	269,994
Operating Income	64,171	59,608	253,016	240,407
Interest Expense	(40,056)	(34,236)	(146,943)	(130,761)
Interest and Other Income	4,226	1,110	9,045	2,867
Equity in Earnings of Joint Ventures, net	3,789	1,822	14,655	6,610
Income Allocated to Minority Interests	(1,437)	(1,530)	(6,414)	(6,060)
Gain (Loss) on Sale of Properties	(4,507)	195	22,467	22,306
Gain on Land and Merchant Development Sales	986	804	7,166	804
Benefit (Provision) for Income Taxes	35		(1,366)
Income From Continuing Operations	27,207	27,773	151,626	136,173
Operating Income From Discontinued Operations	239	3,853	7,864	18,021
Gain on Sale of Properties From Discontinued Operations	26,940	19,777	145,520	65,459
Income from Discontinued Operations	27,179	23,630	153,384	83,480
Net Income	54,386	51,403	305,010	219,653
Less: Preferred Share Dividends	2,525	2,525	10,101	10,101
Net Income Available to Common Shareholders--Basic	$51,861	$48,878	$294,909	$209,552
Net Income Per Common Share--Basic	$0.61	$0.55	$3.36	$2.35
Net Income Available to Common Shareholders--Diluted	$53,191	$50,209	$300,362	$214,770
Net Income Per Common Share--Diluted	$0.59	$0.54	$3.27	$2.31

Funds from Operations:
Net Income Available to Common Shareholders	$51,861	$48,878	$294,909	$209,552
Depreciation and Amortization	32,204	31,976	126,713	122,203
Depreciation and Amortization of Unconsolidated Joint Ventures	1,751	961	5,079	3,539
Gain on Sale of Properties	(22,446)	(19,976)	(168,004)	(87,569)
(Gain) Loss on Sale of Properties of Unconsolidated Joint Ventures	2	6	(4,052)	8
Funds from Operations--Basic	$63,372	$61,845	$254,645	$247,733
Funds from Operations Per Common Share--Basic	$0.74	$0.69	$2.90	$2.78
Funds from Operations--Diluted	$64,702	$63,176	$260,098	$252,951
Funds from Operations Per Common Share--Diluted	$0.72	$0.68	$2.83	$2.72
Weighted Average Shares Outstanding--Basic	85,476	89,336	87,719	89,224
Weighted Average Shares Outstanding--Diluted	89,613	93,327	91,779	93,166

	December 31,	December 31,
	2006	2005
CONSOLIDATED BALANCE SHEETS	(Unaudited)	(Audited)
Property	$4,445,888	$4,033,579
Accumulated Depreciation	(707,005)	(679,642)
Investment in Real Estate Joint Ventures	203,839	84,348
Notes Receivable from Real Estate Joint Ventures and Partnerships	3,971	42,195
Unamortized Debt and Lease Costs	112,873	95,616
Accrued Rent and Accounts Receivable, net	78,893	60,905
Cash and Cash Equivalents	71,003	42,690
Restricted Deposits and Mortgage Escrows	94,466	11,747
Other	71,612	46,303
Total Assets	$4,375,540	$3,737,741

Debt	$2,900,952	$2,299,855
Accounts Payable and Accrued Expenses	132,821	102,143
Other	128,306	102,099
Total Liabilities	3,162,079	2,504,097

Minority Interest	87,680	83,358

Preferred Shares of Beneficial Interest	4	4
Common Shares of Beneficial Interest	2,582	2,686
Additional Paid in Capital	1,136,481	1,288,432
Accumulated Dividends in Excess of Net Income	(786)	(132,786)
Accumulated Other Comprehensive Loss	(12,500)	(8,050)
Total Shareholders' Equity	1,125,781	1,150,286
Total Liabilities and Shareholders' Equity	$4,375,540	$3,737,741